Exhibit 99.1

CHEZ / SABRA GROUP PROVIDES UPDATE

REGARDING CINEDIGM CORP. DIRECTORS

June 9, 2015

The Chez / Sabra group is reporting on the status of its efforts to provide enhanced stockholder value at Cinedigm Corp. (NASDAQ: CIDM).

“We have been speaking with what we believe to be the largest stockholders of Cinedigm,” said Ronald L. Chez. “In those discussions, we have found nearly unanimous support to overhaul the board with new directors, including the appointment of Mr. Zvi Rhine and myself as two permanent replacement directors for Cinedigm, with me also to be appointed as the non-executive chairman of the Board of Cinedigm.”

“There is a groundswell of support for a Board of Directors responsive to the stockholders of Cinedigm to work to unlock the significant unrealized opportunities associated with the Company,” Mr. Chez continued.

Added Zvi Rhine of Sabra Capital Partners, “We are committed to representing the stockholder base and bringing an entrepreneurial mentality to Cinedigm, along with a focus on accountability.”

The Chez / Sabra group is currently determining how to fill the remaining open positions on the Board. While the group remains critical of Cinedigm’s hiring of Korn Ferry to help it search for new board candidates as wasteful and a way to divert the stockholders’ legitimate concerns regarding Cinedigm, the group is willing to consider whether candidates suggested by Korn Ferry should be considered for the remaining seats on Cinedigm’s Board. Should you, as a Cinedigm stockholder have an interest in the foregoing, please contact the group through Barry Fischer at 312-580-2233 or BFfischer@thompsoncoburn.com.

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This press release is not a solicitation of any action by stockholders of Cinedigm Corp. If a proxy statement is completed and filed, stockholders are advised to read the proxy statement when it becomes available because it will contain important information, and stockholders should rely on such proxy statement and not on this press release. The proxy statement, if filed, will be available for free at the SEC’s website at http://www.sec.gov.